Consent of Independent Auditors


The Board of Directors and Shareholders
Principal International SmallCap Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights", "Additional Information - Financial Statements", and "Financial Statements" and to the use of our report dated August 14, 1997 in the registration statement of Principal International SmallCap Fund, Inc. on Form N-1A and related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-29139) and to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-08251).

/s/ Ernst & Young LLP

Des Moines, Iowa
August 14, 1997